UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of The Securities Exchange Act of 1934

Date of Report (Date of earliest event reported): March 15, 2005 (February 15, 2005)

ICT GROUP, INC.

(Exact Name of Registrant Specified in Charter)

Pennsylvania	0-20807	23-2458937
(State or Other Jurisdiction of Incorporation)	(Commission File Number)	(I.R.S. Employer Identification No.)

100 Brandywine Boulevard, Newtown, Pennsylvania	18940
(Address of Principal Executive Offices)	(Zip Code)

(267) 685-5000

(Registrant’s telephone number, including area code)

Not Applicable

(Former name and former address, if changed since last report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐	Written communications pursuant to Rule 425 under the Section Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240-14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 1.01 Entry into a Material Definitive Agreement.

On February 15, 2005, the Compensation Committee (the “Compensation Committee”) of the Board of Directors of ICT Group, Inc. (the “Company”) approved the following incentive compensation payments under the Company’s Incentive Plan (the “Incentive Plan”) to named executive officers of the Company for achievement of individual management objectives for 2004:

John J. Brennan, Chairman, President and Chief Executive Officer	$110,304
John D. Campbell, Executive Vice President Sales & Marketing	$37,720
Timothy F. Kowalski, Executive Vice President Sales & Marketing	$31,395
John L. Magee, Executive Vice President Global Operations	$41,374

In addition, in February 2005, the Chairman and Chief Executive Officer of the Company, pursuant to the Incentive Plan, approved a payment of $47,480 to James Shannon, Senior Vice President Commercial Sales and Business Development, who is also a named executive officer of the Company for 2004, based upon achievement of sales margin goals for the fourth quarter of 2004 and achievement of individual management objectives for 2004.

Executive officers of the Company are eligible to receive incentive compensation pursuant to the Incentive Plan which provides for a Quarterly Incentive Plan (QIP) and an Annual Incentive Plan (AIP) for executive officers. A copy of the Incentive Plan is attached hereto as Exhibit 10.1 and is incorporated herein by reference.

Under the QIP for 2004, executive officers were eligible for an award which, depending on job responsibility, ranged from 65% to 100% of base salary. Eighty percent of each participant’s QIP was based on achievement of quarterly financial objectives for the Company (earnings per share) and in some instances upon quarterly financial objectives for the executive’s business unit or department. The objectives were established at the beginning of the year. Payments for quarterly financial objectives, to the extent earned, were made quarterly and ranged from 25% to 100% of the target amount depending upon the level of achievement. The remaining 20% of each participant’s QIP was based on achievement of specific management objectives (MBOs) set at the beginning of each year. Achievement of MBOs was measured semi-annually.

Under the AIP for 2004, executive officers (other than James Shannon) were eligible to receive an award based on the Company achieving specific operating profit and profitability targets for the year. Because the minimum profitability target established at the beginning of the year was not met, no payments under the AIP were made to any participant for 2004.

On February 15, 2005, the Compensation Committee also approved the 2005 corporate earnings per share targets for the quarterly financial objectives under the QIP and the 2005 corporate earnings per share targets for the annual financial objectives under the AIP. The Compensation Committee also established the following QIP award targets, based on a percentage of base salary, for the following named executive officers:

John J. Brennan, Chairman, President and Chief Executive Officer	100%
John D. Campbell, Executive Vice President Sales & Marketing	100%
Timothy F. Kowalski, Executive Vice President Sales & Marketing	75%
John L. Magee, Executive Vice President Global Operations	75%

Eighty percent of each participant’s QIP is based on achievement of quarterly financial targets - earnings per share targets for the Company and, with respect to Mr. Campbell, quarterly financial objectives for his business unit or department. Payments for quarterly financial objectives are made quarterly and could range from 25% to 100% of the target amount depending upon the level of achievement above a minimum threshold. The remaining 20% of each executive’s QIP is based on achievement of specific MBOs set by the Chairman and Chief Executive Officer of the Company and reviewed with the Compensation Committee. MBO achievement is measured semi-annually and MBOs achieved are paid following the end of the year.

Under the AIP for 2005, executives (other than James Shannon) are eligible to receive an award based on the Company achieving earnings per share targets for the year. The AIP award may range from 25% to 100% (200% in the case of Mr. John Brennan) of the QIP payment for each individual depending upon the level of achievement of the target above a minimum threshold. The award may be made in any combination of cash and stock options determined by the Compensation Committee.

The Compensation Committee reserved the right to adjust the award percentages and the operation of the QIP and AIP based upon further review and analysis.

James Shannon, Senior Vice President Commercial Sales and Business Development, is entitled to receive up to $130,000 in incentive compensation for 2005, 80% of which is based upon the achievement of quarterly sales margin goals for his department and 20% of which is based upon achievement of MBOs. Mr. Shannon can earn additional incentive compensation based on surpassing target levels of sales margins for his department.

The foregoing is only a summary of the Incentive Plan. You are urged to read the Incentive Plan in its entirety for a more complete description of its terms and conditions. A copy of the Incentive Plan is attached to this report as Exhibit 10.1.

Item 9.01 Financial Statements and Exhibits.

(c)	Exhibits.

Exhibit No.	Description
10.1	ICT Group, Inc. Incentive Plan

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

ICT GROUP, INC.

Date: March 15, 2005	By:	/s/ John J. Brennan
	Name:	John J. Brennan
	Title:	Chairman, President and Chief Executive Officer

EXHIBIT INDEX

Exhibit No.	Description
10.1	ICT Group, Inc. Incentive Plan